Exhibit 1.2

Translation from the Italian which remains the definitive version
(As of April 15, 2013)

BY-LAWS OF THE COMPANY

LUXOTTICA GROUP S.P.A

TITLE I

COMPANY’S NAME — REGISTERED OFFICE — PURPOSE—DURATION

Article 1) -A public corporation is established under the name “LUXOTTICA GROUP S.P.A.”

Article 2) -The Company’s registered office shall be located in Milan.

The Board of Directors shall have the authority to establish, change and close, both in Italy and abroad, sub-offices, branches, agencies and subsidiaries of any kind.

Article 3) -The Company shall have the following purposes:

a) acquisition and management of shareholdings in other companies or entities, in Italy and abroad, on its own account and not directed towards the public;

b) financing and financial and managerial coordination of companies or entities in which it participates, such as, without limitation: the coordination of operating strategies, investment programs and development plans; management of financial policies for the companies of the Group; promotion and research activities; use of technological assets, the name and trademarks for the benefit of the companies in which interests are held or for third parties; personnel administration and management, both for operational and disciplinary purposes, and, in general, the exercise of the typical functions of a holding company of which is demanded the unified approach and operating efficiency necessary for the rationalization of management, cost reduction and the most effective possible action in achieving the corporate purposes both in Italy and abroad;

c) purchase and sale of public and private securities, not to the public, that are instrumental to the achievement of the Company’s purpose; the holding and management of the same;

d) granting of warranties and sureties, and the assumption of joint and several obligations in the interest of companies of the Group;

e) purchase, construction, sale, exchange and leasing of tangible and intangible assets, including machinery tools of the relevant field;

f) sale, also on commission, in Italy and abroad, of frames for optical glasses, sunglasses and products of the eyewear field.

The Company may also perform any other industrial, commercial or financial transaction, not directed towards the public in general, concerning movables or immovables, in favor and in the interest of the Companies of the Group.

Article 4) -The duration of the Company is established up to and including December 31, 2050.

TITLE II

STOCK CAPITAL

Article 5) -The capital stock amounts to EURO 28,560,970.98 (twenty eight million five hundred sixty thousand nine hundred seventy point nine eight) and is divided into  476,016,183 common shares stock of nominal value, EURO 0.06 (zero point zero six euro) each.

The meeting of stockholders held on September 20, 2001 resolved to further increase the capital stock in one or more installments, until March 31, 2017, up to a maximum amount of EURO 660,000 (six-hundred sixty thousand) through the issuance of new common stock to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the subscriptions obtained.

The meeting of stockholders held on June 14, 2006, resolved to further increase the capital stock, in one or more installments, until June 30, 2021, up to a maximum of EURO 1,200,000 through the issuance of new common stock to be offered for subscription exclusively to employees of the Company and/or of its subsidiaries. At the expiration date, the capital stock will be considered increased by an amount equal to the capital subscription obtained.

Pursuant to the above-mentioned increases in capital, a total amount of  16,061,250 of stock have been subscribed.

The Company may issue convertible and non-convertible bonds.

Article 6) -The stock is freely transferable.

Article 7) -The payment of the stock not fully paid-up will be called up by the Board of Directors according to the terms and conditions it shall deem appropriate.

TITLE III

MEETING OF STOCKHOLDERS

Article 8)-The duly constituted meeting of stockholders represents all the stockholders and its resolutions, adopted according to the law and to the present By-Laws, and binds all stockholders, albeit absent or dissenting.

Article 9) -Each share is entitled to the right to one vote.

Article 10) -The meeting of stockholders is ordinary or extraordinary according to the law. It can be called in Italy, or in any member state of the European Union or in the United States of America.

The meeting of stockholders for approval of the financial statements shall be convened in accordance with Italian law in force from time to time.

Article 11) -The meeting of stockholders shall be called by the Board of Directors, by written notice, stating the date, time and place of such meeting as well as the agenda for such meeting and the other information required by the laws and regulations in force from time to time.

Such written notice shall be published as required by law on the Company’s website, and in accordance with the other requirements imposed by the laws and regulations in force from time to time.

Should the laws and regulations in force from time to time require the publication of the notice in a daily newspaper, such notice may be published in one or more of the following: “Il Sole 24 Ore”, “Il Corriere della Sera”, “la Repubblica.”

Article 12) —Those with respect to whom the Company receives notices from the intermediaries adopting the centralized financial instruments management system according to the laws and regulations in force from time to time shall be entitled to attend a meeting of stockholders and to exercise the voting rights related to such stockholdings.

Each party entitled to attend a meeting of stockholders may authorize another person to act for him by a written proxy in accordance with the law. The proxy can also be granted by electronic means, in accordance  with the requirements set forth in the Set of Rules of the Ministry of Justice. The electronic notice of the proxy can be given  — in compliance with what is laid down in the call notice — either by using a specific section of the Company’s website, or — if contemplated in the call notice — by sending the document to the certified electronic mail address of the Company.

The Chairman of a meeting of stockholders, who may avail himself of ad hoc assistants, shall verify that such meeting is duly convened, check the identity and right of participation of the attendees, run the course of such meeting and attest to the results of the voting.

Article 13) -The meeting of stockholders shall be presided over by the Chairman of the Board of Directors or by one of the Managing Directors or, in their absence, by a person appointed by a vote of the majority of those in attendance.

The meeting of stockholders shall appoint a Secretary, who is not required to be a stockholder himself. The Secretary’s assistance is not required when a Notary is designated to draft the minutes of the meeting.

Unless otherwise provided for by mandatory rules, all resolutions shall be approved by open vote.

Article 14) -The validity of the meetings and of the related resolutions is governed by the applicable laws.

Article 15) -Provided what is set forth in Article 12 of these By-Laws, any stock owned by directors attending a meeting of stockholders or by stockholders who for any reason will abstain from voting, shall be taken into account in calculating the stock capital required for the validity of the resolutions, save what it is set forth in Article 2368 c.c. last paragraph.

Article 16) -The resolutions of a meeting of stockholders will be transcribed in minutes, drawn up according to the law and recorded in the minute book.

The minutes shall be signed by the Chairman and the Secretary. The minutes of extraordinary meetings of stockholders shall be drawn up by a Notary.

TITLE IV

MANAGEMENT

Article 17) -The Company is governed by a Board of Directors consisting of not less than five and not more than fifteen members, appointed after the exact number has been determined by the meeting of stockholders.

Pursuant to article 147-ter, subparagraph 4, legislative degree no. 58/1998, at least one director, or in the event the Board is composed of more than 7 members, then at least two directors, must fulfill the necessary requirements to be considered “independent” (hereinafter “Independent Director in accordance with article 147 ter”).

Directors are appointed by the meeting of stockholders pursuant to lists submitted by the stockholders, which shall set forth not more than fifteen candidates, listed in descending numerical order.

Each candidate may not appear on more than one list, or he shall be ineligible.

In case multiple lists are submitted, they shall not be related in any way; even indirectly. Therefore, each stockholder may not submit or contribute to submit, by means of trust or proxy, more than one list.

Moreover, stockholders falling within the following categories may submit or contribute to submitting only one list: a) parties to a stockholders’ agreement relating to the Company’s shares; b) a person or a company and its controlled companies; c) jointly controlled companies; d) a company and its directors or chief executive officers.

In case a stockholder violates these rules, such stockholder’s vote, with respect to any of the submitted lists, will not be taken into account.

A list for the appointment of directors can be presented only by those stockholders who, at the time of the presentation of the list, hold an interest at least equal to that determined by Consob, pursuant to article 147 ter subparagraph 1 legislative decree 58/98.

The lists, signed by the stockholders submitting them, together with the professional CVs of the candidates, as well as the statements by the candidates accepting their office, confirming the nonexistence of causes for their ineligibility or of any incompatibilities under the law, and confirming the fulfillment of any requirements set forth in such list, shall be filed at the registered office of the Company at least twenty-five days prior to the meeting of stockholders on first call.

The Company shall make available to the public the lists and their annexes at its registered office, on its website, and in any other manners provided for by Consob, at least twenty-one days prior to the date of the meeting of stockholders on first call.

Whether the minimum required stock interest is held — which is required for submitting such lists — is determined with reference to the shares of stock that are ascertained as registered, in favor of the stockholders who submitted the list, on the day the list is filed with the Company, with reference to the stock capital subscribed on the same date. The relevant certification can be also produced to the Company after the list filing, provided that this occurs within the time period required for the publication of the lists by the Company.

Each list shall contain and expressly name at least one Independent Director in accordance with article 147ter within the first seven candidates named in the list but if the list is composed of more than seven candidates, such list shall contain and expressly name a second Independent Director in accordance with article 147ter.

If appropriate, each list may also expressly name directors having the requirements of independence as provided for by the codes of conduct drawn up by companies managing regulated markets or industry associations.

If the binding criteria for gender allocation is applicable, each list containing at least three candidates must include the number of candidates of the less-represented gender that is equal to at least the minimum required by applicable regulations in force from time to time.

At the end of the voting, the candidates from the two lists that have obtained the highest number of  votes will be elected, according to the following criteria:

(a) all members of the Board, up to the number of members of the Board previously determined by the meeting of stockholders less one, will be elected from the list which obtains the most votes (hereinafter, “Majority List”) .

Such candidates will be appointed in the numerical order they appear on the list.

(b) One director shall be the candidate listed first on the list which has obtained the second highest number of votes and which is not connected, even indirectly, with the stockholders who have presented or voted for the Majority List according to the applicable provisions (hereinafter, “Minority List”). However, if, for a board composed of no more than seven members, an Independent Director in accordance with article 147 ter is not elected from the Majority List or, in the event the board is composed of more than seven members, only one Independent Director in accordance with article 147 ter has been appointed, then the first Independent Director in accordance with article 147 ter indicated in the Minority List shall be elected instead of the first candidate indicated in the Minority List.

The lists which have not reached a percentage of votes at least equal to half of that requested for the presentation of the same shall not be considered.

The first candidate listed on the Majority List will be appointed as Chairman of the Board of Directors.

In the event of a tie with respect to the top two lists, the meeting of stockholders will proceed to take a new vote on only the top two lists.

If the Board of Directors thus formed does not contain the minimum number of members of the less-represented gender, as required by the rules in force from time to time, the last candidate elected from the majority list will be replaced by the first unelected candidate from the same list belonging to the less-represented gender, in order starting from the bottom of the majority list. If the minimum required number of members of the less-represented gender is not reached, then board members will be appointed at the meeting of stockholders with the majorities required by law, replacing candidates from the majority list belonging to the over-represented gender, starting from the last elected candidate and working up the list.

If only one list was submitted, the meeting of stockholders will cast its votes on it and, if the list gets a simple majority, the candidates listed in descending numerical order will be elected as directors, until the requisite number, as determined by the meeting of stockholders, is reached, subject to the obligation of the stockholders’ meeting to appoint a minimum number of Independent Directors in accordance with article 147 ter and without prejudice to the obligation to comply with the gender-balance regulations in force from time to time. If the minimum required number of members of the less-represented gender is not reached, then board members will be appointed at the meeting of stockholders with the majorities required by law, replacing candidates from the single list belonging to the over-represented gender, starting from the last elected candidate and working up the same list.

The candidate listed the first on the Majority List will be elected as Chairman of the Board of Directors.

If there are no lists, the Board of Directors will be appointed by the meeting of stockholders with such majorities as required by law, with the obligation on the part of the stockholders, to appoint a number of directors belonging to the less-represented gender that is no less than the minimum established by the regulations then in effect.

The Independent Directors in accordance with article 147 ter, indicated as such at the time of their appointment, shall inform the Company in the event that they no longer satisfy the independence and integrity requirements, or should unexpected occurrences result in ineligibility or incompatibility.

Should one or more directors leave office for any reason, they will be freely replaced according to the provisions of article 18 below, subject to the obligation to maintain a minimum number of Independent Directors ex article 147 ter as provided by law as well as the obligation to maintain the balance between genders based on the regulations then in effect.

Article 18) -Directors shall serve for a period of three years and their terms shall expire on the date of the meeting of stockholders called for the approval of the balance sheet related to the last year of their term, and they can be re-elected at such time.

Whenever there is a vacancy among the Board of Directors during the fiscal year, the other directors shall provide for their substitutions by resolution approved by the Board of Statutory Auditors, provided that the majority is composed of directors appointed by the meeting of stockholders.

Directors so appointed will hold office until the following meeting of stockholders, which will be called to reappoint them, to supplement the Board by appointing other directors or to reduce the number of directors.

Directors appointed by the meeting of stockholders will hold office until the end of the term of office of the directors who were in office when they were appointed.

Should the majority of directors appointed by the meeting of stockholders leave office, the entire Board of Directors terminates its duty; the directors still in office shall timely call a meeting to appoint the new Board of Directors.

Article 19) -If the stockholders’ meeting did not appoint the Chairman in compliance with article 17 above, the Board of Directors shall appoint a Chairman from among its members and, if it deems it convenient, it will also appoint a Deputy Chairman.

The Board of Directors may also appoint and determine the powers of one or more Managing Directors.

The Board may delegate some of its functions to an Executive Committee. The Executive Committee is composed of a minimum of five and a maximum of seven members of the Board of Directors.

The functions set forth in Articles 2420-ter, 2423, 2443, 2446, 2447, 2501-ter and 2506-bis of the Civil Code, cannot be delegated.

The Company’s managing bodies  have a duty to timely report to the Board of Directors and the Board of Statutory Auditors, at least quarterly, on the general business trend, the modalities of exercise of the proxies conferred and the most relevant transactions from an economic, financial and balance sheet point of view, made by the Company and its subsidiaries.

The Board of Directors may set up one or more Committees and give to such Committees those powers as it considers appropriate, not the least in order to implement codes of conduct drawn up by companies managing regulated markets or industry associations.

The Board of Directors may also appoint and determine the duties of a Secretary, who does not need to be a member of the Board of Directors.

Moreover, the Board of Directors will—by such ordinary majorities as provided for by these by-laws—appoint the executive in charge of drawing up corporate accounting records, subject to the mandatory but not binding opinion of the Board of Statutory Auditors, pursuant to art. 154-bis of Legislative Decree No. 58/1998, and will give him/her adequate powers and resources to exercise the duties attributed to him/her by law. The executive in charge of preparation of the corporate and accounting records shall have the following professional qualifications: qualified experience in administration and control, or in the performance of executive or consultancy functions at publicly traded companies and/or at a related group of companies of material size and importance also with reference to the functions of drafting and control of corporate and accounting records.

Article 20) - A meeting of the Board of Directors may be called by the Chairman or by any Managing Director at any time he or she deems it appropriate or when requested by at least two members of the Board or by one member of the Board of Statutory Auditors. Board meetings shall be held at either the principal place of business of the Company or at any other place determined by the Chairman or by any Managing Director, who shall also establish the agenda of the meeting, oversee the work thereof, and ensure that the directors are adequately informed regarding the items to be discussed at the meeting.

Written notice of each meeting of the Board of Directors shall be given by telex, facsimile, letter, telegram or electronic mail, with return receipt at least three days in advance of the meeting. In the event of urgent circumstances, such term may be reduced to one day.

Regardless of the observance of the foregoing requirements, the Board of Directors shall be deemed duly convened if all directors and Statutory Auditors holding office are present or participate in such meeting by means of video or telephone conference.

Article 21) -The Board of Directors, duly convened, is validly constituted with the attendance of the absolute majority of its members holding office.

The Board of Directors is presided over by the Chairman of the Board or, in his absence, by any Managing Director or by a director designated by those in attendance.

The Secretary, if not already appointed by the Board of Directors, will be designated by the Chairman for the sole purposes of the meeting in progress.

The meetings of the Board of Directors may also be held by means of video or telephone conference, so long as all members participating in such meetings are duly identified and can follow the discussions and participate therein. The Board of Directors’ meetings will be deemed to be held where the Chairman and the Secretary of the meeting are located, in order to ensure the signing of the minutes and their filing in the minute book.

The person who presides over the Board of Directors meeting oversees the work of the Board of Directors and is responsible for providing the directors with adequate information regarding the items on the agenda and the nature, confidentiality and urgency of the matters.

Article 22) -The Board of Directors validly resolves by the absolute majority of the directors present at the meeting or participating by video or telephone conference.  In the event of a tie vote, the vote of the presiding officer shall prevail.

Minutes of the Board meeting will be prepared and kept in the minute book, signed by both the Chairman of the meeting and by the Secretary.

Article 23) -The management of the Company is entrusted to the Board of Directors which adopts all resolutions necessary to implement the Company’s object, except those resolutions expressly reserved by law to the meeting of stockholders.

Subject to the concurrent competence of the extraordinary meeting of stockholders, the Board of Directors shall also have authority over resolutions in connection with mergers and demergers in accordance with Articles 2505 and 2505 bis and 2506 ter of the Civil Code, the establishment or termination of branches, the determination of which directors shall be entrusted with the power of representing the Company, the reduction of the outstanding capital stock in the event of withdrawal of a stockholder, the amendment of the By-Laws to comply with legal requirements, and the transfer of the principal place of business within the national territory.

In addition, the Board of Directors has authority over the issuance of convertible bonds in accordance with art. 2420 -ter of the Civil Code.

The Board of Directors can further appoint, dismiss, and determine the powers of managers and attorneys-in-fact for specific matters or categories of matters.

The Board of Directors shall have exclusive authority with respect to the following matters:

1) defining the general investment and development plans and the goals of the Company and of the Group;

2) determining the budget of the Company;

3) defining the financial programs and approving any indebtedness of the Company exceeding 18 months;

4) approving strategic transactions

The directors shall report to the other directors or to the Board of Statutory Auditors with regard to those transactions involving an interest on their own account or on account of third parties, or influenced by the company who exercises the power of direction and coordination on its subsidiaries.

Article 24) -The Company is represented by the Chairman of the Board of Directors to whom authority is granted, by means of free signature, to implement all the Board of Directors’ resolutions, unless otherwise provided. The President shall represent the Company before any Court and has the authority to file lawsuits or administrative or judiciary petitions in connection with any jurisdictional degree or phase, including actions for revocation or before the supreme court, and to appoint, for such purposes, counsels.

The Company is further represented by the Managing Directors and the persons appointed by the Board of Directors for specific matters or category of matters, within the limits of the powers entrusted to them.

Article 25) -The members of the Board of Directors and of the Executive Committee are entitled to compensation to be determined in the resolution of appointment or by the meeting of the stockholders. The compensation of Directors holding particular offices or members of the committees appointed by the Board of Directors shall be fixed by the Board of Directors upon receiving the advisory opinion of the Board of Statutory Auditors.

The members of the Board of Directors are, in any event, entitled to reimbursement of the expenses incurred by reason of their office.

Article 26) -The directors shall not be personally liable for the obligations of the Company and have no other liability except as provided by law.

TITLE V

AUDITORS

Article 27) -The Board of Statutory Auditors consists of three regular Auditors and two alternate Auditors appointed by the Stockholders and who may be re-elected. The requirements, powers, duties and length of office are those established by law. Auditors shall serve for a period of three fiscal years and their terms shall expire on the date of the meeting of stockholders called for the approval of the balance sheet relating to the third fiscal year following their appointment.  The amount of their consideration is determined by the meeting of stockholders.

Statutory Auditors shall have the qualifications provided by law or applicable provisions.

The professional qualifications of the Statutory Auditors, the subjects and the fields of activity strictly concerning the Company activity are those indicated in article 3 above. The limits regarding the plurality of administration and control offices, provided by Consob regulation, shall be applicable to the Statutory Auditors.

Subject to mandatory law or regulation, the Board of Statutory Auditors shall be appointed by the general meeting of stockholders on the basis of lists presented by stockholders pursuant to the procedures indicated hereinafter.

The appointment of one regular statutory Auditor, as Chairman, and of one alternate statutory Auditor shall be reserved for the minority — which is not part, even indirectly, of the relationship to be considered pursuant to article 148, subparagraph 2 of the legislative decree no 58/1998 and the related regulations. The appointment of the statutory Auditors to be appointed by a minority shall occur at the same time as the appointment of the other members of the Board of Statutory Auditors, except in case of replacement of members as indicated below.

A list for the appointment of statutory Auditors can be presented by those stockholders who, alone or jointly with other presenting stockholders, at the time of the presentation of the list, hold a stockholders’ interest equal to that determined by Consob pursuant to article 147 ter subparagraph 1 legislative decree 58/98.

The lists shall be filed at the registered office of the Company at least twenty-five days prior to the meeting of stockholders called for the appointment of the Statutory Auditors.

The lists shall indicate the name of one or more candidates to be appointed as regular Auditors and alternate Auditors.

The name of each candidate shall be marked in a descending numerical order in each section (section of regular Auditors and section of alternate Auditors) and the candidates listed shall not be more than the members of the body to be appointed.

If the binding criteria for gender allocation is applicable, each list containing at least three candidates must include the number of candidates of the less-represented gender that is equal to at least the minimum required by applicable regulations in force from time to time.

The lists shall further include, even as per attachments:

(i)                               information related to the identity of the stockholders who have filed the list, indicating the percentage of their combined shareholding;

(ii)                            representations of stockholders different from the ones who hold, separately or jointly, a shareholding interests of control or of simple majority, stating the lack of relationship as per section 144 —quinquies of Regolamento Emittenti

(iii)                         exhaustive information on personal and professional qualifications of each candidate as well as a declaration of the candidate confirming the existence of the qualifications provided by law, the acceptance of the office jointly with the administration and control offices held in other companies.

The Company shall make available to the public the lists and their annexes at its registered office, on its website, and in any other manners provided for by Consob, at least twenty-one days prior to the date of the meeting of stockholders on first call.

Whether the minimum required stock interest is held — which is required for submitting the lists — is determined with reference to the shares of stock that are ascertained as registered, in favor of the stockholders who submitted the list, on the day the list is filed with the Company, with reference to the stock capital subscribed on the same date. The relevant certification can be also produced to the Company after the list filing, provided that this occurs within the time period required for the publication of the lists by the Company.

In the event that only one list is submitted or only lists by stockholders connected pursuant to applicable law are submitted as of the last day provided for the presentation of such lists it is possible to present list either until the fourth day following such date, or such other time period as may be required pursuant to applicable law in force from time to time. In such case the above thresholds, provided for the presentation of the lists, shall be reduced by half.

A stockholder cannot submit and vote more than one list, even if through third parties or by means of trust companies. Stockholders belonging to the same group and stockholders signing a stockholders’ agreement regarding the shares of the listed company shall not present or vote more than one list even if through third parties or by means of trust companies. Each candidate shall present only one list subject to ineligibility.

The appointment of the statutory auditors shall occur according to the following criteria:

(i) two regular Auditors and one alternate Auditors shall be taken from the list which have obtained the highest number of votes (hereinafter “Majority List”), on the basis of the descending numerical order by means of which the candidates are listed;

(ii) a regular Auditor, which will be also the Chairman of the Board of the Statutory Auditors (hereinafter “Minority Statutory Auditor”), and one alternate Auditor (hereinafter “Alternate Minority Statutory Auditor”) shall be taken from the second list which has obtained the highest number of votes and which shall not be connected in any manner with the stockholders who have presented or voted Majority List pursuant to applicable law (hereinafter “Minority List”) on the basis of the descending numerical order by means of which the candidates are listed. In case of an equal number of votes among the lists, the list presented by the stockholders holding the major shareholding interests at the time of filing, or in second instance, the list presented by the stockholders who owned the major number of stockholders interests shall prevail.

If the Board of Statutory Auditors thus formed does not contain a regular auditor of the less-represented gender, as required by the  regulations in force from time to time, the last candidate elected from the majority list will be replaced by the first unelected candidate from the same list belonging to the less-represented gender. If  this is not possible  the regular auditor of the less-represented gender will be appointed at the meeting of stockholders with the majorities required by the law, replacing the last over-represented gender candidate on the majority list.

If only one list is submitted, the stockholders’ meeting shall vote on it and, if the same list obtains the majority of the voting persons, without including those abstaining from voting, all the candidates included in such list shall be appointed. In such case the Chairman of the Board of the Statutory Auditors shall be the first regular statutory auditor. If there is no regular auditor of the less-represented gender on the board of auditors thus formed, if required by the rules in force from time to time, the regular auditor of the less-represented gender will be appointed at the meeting of stockholders with the majorities required by law, replacing the last candidate appearing at the bottom of the list.

In the case no list is submitted or in case for any reason the number of candidates is not sufficient, the Statutory Auditors and eventually, if the case, the Chairman shall be appointed by the stockholders’ meeting with the quorum provided by law, without prejudice to the obligation to appoint at least one regular auditor from the less-represented gender, if required by the regulations in force from time to time.

If, for any reason, the Majority Statutory Auditors shall cease his office, such person will be substituted by the Alternate Statutory Auditors taken by the Majority List.

If, for any reason, the Minority Statutory Auditor shall cease his office, such person will be substituted by the Alternate Statutory Auditors taken by the Minority List.

When the stockholders’ meeting is called to appoint new members of the Board of Statutory Auditors in substitution of statutory auditors appointed by the Minority List, if provided by applicable law, such resolution shall be approved with simple majority not including votes of the stockholders who, pursuant to the communications made in compliance with applicable law, own, even if indirectly or jointly with other stockholders who entered a stockholders agreement ex article 122 of the legislative decree no. 58/98, the majority of votes exercisable in the meeting as well as of the stockholders controlling, controlled or subject to joint control of the same stockholders. In any case the new Minority Statutory Auditor shall be appointed also as Chairman.

In all cases where a regular auditor is replaced, the obligation to respect gender-balance requirements must be observed to the extent of the requirements set forth in the applicable regulations then in effect.

The Board of Statutory Auditors can meet by video or teleconference in accordance with the provisions of article 21, paragraph 4 of these By-Laws.

Article 28) -The statutory audit of the Company is performed by an independent auditor appointed by the general meeting of stockholders, which shall serve for nine fiscal years until the date of the stockholder’s meeting called to approve the financial statements of the ninth financial year following the appointment, and its fee is fixed by the general meeting of stockholders.

The duties, responsibilities and obligations in connection with the appointment of the independent auditor are provided by law.

Article 29) -The activity performed by the independent auditor shall be recorded in a book kept at the principal place of business of the Company.

TITLE VI

FINANCIAL STATEMENTS AND PROFITS

Article 30) -The Company’s fiscal year shall end on December 31 (thirty-one) of each year. At the end of each fiscal year the Board prepares the financial statements to be drafted in accordance with law provisions.

Upon approval of the financial statements, the stockholders’ meeting resolves on the distribution of profits, in compliance with provisions of the law and consistently with the Company’s needs.

The Board of Directors may approve early distributions of dividends in the cases and according to the terms and conditions established by article 2433 bis of the Italian Civil Code and article 158 of Legislative Decree no. 58/1998.

Dividends which are not collected within five years from the day in which they become available shall prescribe in favor of the Company.

TITLE VII

WINDING UP- GENERAL PROVISIONS

Article 31) -In the event the Company winds-up, an extraordinary stockholders’ meeting shall determine the winding up procedure and appoint and establish the powers of one or more liquidators.

Article 32) -The Company may, pursuant to article 1891 Civil Code, at its expense, obtain an insurance policy for the civil liability of Directors and Statutory Auditors, in all cases within articles 2392, 2393, 2393bis, 2394, 2395 and 2407 of the Civil Code, in the interest and on behalf of whom will hold such offices.

Article 33) - Current provisions of law and of regulations shall apply to any matters not expressly mentioned in these By-Laws.